Exhibit 99.1

     Pacific Capital Bancorp Announces Resignation of Controller

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--July 12, 2006--Pacific Capital Bancorp (Nasdaq:PCBC) today announced that its Controller/Principal Accounting Officer, Charles T. Osberg, has made the decision to leave the Company effective August 11, 2006 in order to pursue other opportunities. Mr. Osberg has served in this capacity since May 2003.
    "Chuck has played an integral role in the Finance Division, and we all wish him the very best in this next career move," said Joyce Clinton, the Company's Chief Financial Officer.
    Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 48 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, First Bank of San Luis Obispo, and Pacific Capital Bank.

    Forward-Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    CONTACT: Pacific Capital Bancorp
             Deborah Whiteley, 805-884-6680 (Investor Relations)
             Debbie.Whiteley@pcbancorp.com